Exhibit (g)(1)(B)

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02110

Attention: Mark Branigan, Vice President

Re: New ETF Portfolios

Ladies and Gentlemen:

Please be advised that John Hancock Exchange-Traded Fund Trust (the “Fund”) has established five (5) new series of shares to be known as:

John Hancock Multifactor Consumer Staples ETF

John Hancock Multifactor Energy ETF

John Hancock Multifactor Industrials ETF

John Hancock Multifactor Materials ETF

John Hancock Multifactor Utilities ETF.

In accordance with Section 22.6, the additional portfolios provision of the Master Custodian Agreement dated as of September 10, 2008 by and among each management investment company party thereto and State Street Bank and Trust Company (as amended, modified or supplemented from time to time, the “Custodian Agreement”), the Fund hereby requests that your bank act as Custodian for the aforementioned new series, which shall be “ETF Portfolios” under the terms and conditions of the Custodian Agreement, as modified by those certain letters dated as of August 24, 2015 and September 23, 2015 solely with regard to the Fund and the ETF Portfolios.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

JOHN HANCOCK exchange-traded fund trust

By:	/s/ Charles A. Rizzo
Name:	Charles A. Rizzo
Title:	Chief Financial Officer

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

Effective Date: March 24, 2016